Exhibit 10.2

FIFTH AMENDED AND RESTATED REVOLVING NOTE

U.S. $60,000,000.00

October 7, 2016

FOR VALUE RECEIVED, on the Termination Date (as defined in the Loan Agreement referred to hereinafter), the undersigned, Duluth Holdings Inc., a Wisconsin corporation (the “Borrower”), promises to pay to the order of BMO Harris Bank N.A. (the “Lender”) the maximum principal sum of Sixty Million and 00/100 U.S. Dollars (U.S. $60,000,000.00) or, if less, the aggregate unpaid principal amount of all Advances (as defined in the Loan Agreement) made by the Lender to the Borrower pursuant to Section 3.1 of the Loan Agreement, together with interest pursuant to the Loan Agreement.

The Borrowers promise to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full at the rates and at the times provided in the Loan Agreement.

This Note is the Note referred to in the Second Amended and Restated Loan Agreement between Borrower and Lender dated as of the date hereof (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived.  Upon the occurrence of an event of default, the Borrower agrees to pay costs of collection and reasonable attorneys’ fees (whether or not suit is commenced), including, without limitation, attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s judgment or order.

This Note is an amendment and restatement of the Fourth Amended and Restated Revolving Note dated as of July 27, 2015 executed by Borrower and Duluth Trading Company, LLC, a Wisconsin limited liability company, in favor of Lender, in the maximum principal amount of $40,000,000.00, and is not a novation.

DULUTH HOLDINGS INC.

By:

/s/ Mark DeOrio

Mark DeOrio, Senior Vice President and

Chief Financial Officer

[Signature Page – Fifth Amended and Restated Revolving Note]